Exhibit 99.1

Bank of Internet Reaffirms No Sub-Prime Loans and The Addition of RV Loans

to Nationwide Consumer Loan Originations

Loan Portfolio Credit Quality Remains Strong

SAN DIEGO, CA – (MARKET WIRE) – March 13, 2007 — In response to inquireries, Bank of Internet USA (the “Bank”), subsidiary of B of I Holding, Inc. (NASDAQ:BOFI), today announced that it has funded RV Loans for the first time in March. In October of 2006, B of I announced its intention to focus lending efforts on home equity loans and start a recreational vehicle lending program.

Portfolio Credit Quality

The Bank also reaffirmed that it does not originate subprime loans, and it has never invested in subprime loans or subprime mortgage backed securities.

“We believe the recent collapse of certain subprime mortgage lenders confirms our decision more than a year ago to invest in high quality U.S. agency mortgage-backed securities rather than loosen our whole loan origination standards,” said Mr. Evans. “The credit quality of our mortgage loan portfolio remains strong at the end of this quarter, March 31, 2007.”

Bank’s credit quality highlights:

•	Asset quality is exceptional with the expectation of no nonperforming mortgage loans at March 31, 2007.

•	No exposure to the subprime lending problems announced by other lenders in recent months.

•	Originating home equity second mortgage loans and RV loans with borrowers who have above average credit characteristics.

•	Will continue to invest in high quality mortgage backed securities.

“We recognize that RV lending has more credit risk than prime mortgage lending and that as our portfolio grows, it is unlikely that we will be able to avoid credit losses, as we have in our mortgage loan portfolio, “ stated Mr. Evans. “However, we have the right credit culture and based upon our limited results, we believe we can focus our originations on the most qualified RV borrowers across the country to help mitigate the credit risk.”

Lending Initiatives

“We are encourage by the launch of our recreational vehicle financing and by the growth in our home equity loan originations,” said Gary Lewis Evans, President and Chief Executive Officer. “We are now delivering on our pledge to shareholders to increase consumer loan originations and to add higher yielding loans to our portfolio.”

Bank’s lending initiatives quality statistics:

The Bank’s historic portfolio quality is well documented. Preliminary statistics on our equity and RV loans follows.

•

At quarter end March 31, 2007, we expect the home equity loan portfolio to have a weighted average rate of approximately 7.20%, an average FICO score of approximately 760 and a combined loan to value of approximately 62%

•	At quarter end March 31, 2007, we expect the RV portfolio to have a weighted average rate of approximately 7.70% and a FICO of greater than 700.

About B of I Holding, Inc. and Bank of Internet USA

B of I Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI.

The Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating and purchasing multifamily, single family and home equity mortgage loans and securities. The Bank also is an indirect originator of RV loans. Bank of Internet offers it products through its websites at www.BofI.com, www.SeniorBofI.com, www.MyRVBank.com and www.ApartmentBank.com which include deposit accounts, such as free interest-bearing checking accounts with online paid check copies, bill payment and account statements, ATM or Visa® Check Cards and ATM Fee reimbursement anywhere in the world.

Forward-looking Statements

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, the economic effect of international markets and international events such as terrorism, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, risks associated with the conduct of the Company's business over the internet, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

All information in this release is as of January 30, 2007. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Contacts:

B of I Holding, Inc.

Gary Lewis Evans

CEO

858 350-6213 gary@bankofinternet.com